Exhibit 99.1

Tokai Pharmaceuticals Reports Fourth Quarter and Full Year 2014 Financial Results

CAMBRIDGE, Mass., March 12, 2015 – Tokai Pharmaceuticals, Inc. (NASDAQ: TKAI), a clinical-stage biopharmaceutical company focused on developing novel therapies for prostate cancer and other hormonally driven diseases, today reported company highlights and financial results for the quarter and year ended December 31, 2014.

“We are excited by the recent heightened attention on AR-V7 in prostate cancer and interest in our ARMOR3-SV galeterone registration trial at the 2015 Genitourinary Cancers Symposium (ASCO-GU),” stated Jodie Morrison, President and Chief Executive Officer of Tokai Pharmaceuticals. “We remain on track to begin ARMOR3-SV in the first half of the year as we work to complete development of our AR-V7 clinical trial assay and continue trial center start up. We ended 2014 with over $105 million in cash, which we expect will provide us with sufficient funding into 2017, enabling us to take galeterone as a wholly-owned worldwide asset through topline data due by late 2016.”

Recent Business Highlights

•	Presented ARMOR3-SV Poster and Supported ASCO-GU CME Event: At the 2015 Genitourinary Cancers Symposium (ASCO-GU) on February 26-27, Tokai presented the protocol and rationale for the ARMOR3-SV Phase 3 trial and supported a CME event discussing AR-V7 in prostate cancer.

•	Announced Selection of AR-V7 Assay and Companion Diagnostic Development Partner: In January 2015, Tokai announced that it had obtained an exclusive, worldwide license from the Johns Hopkins University related to patent applications and know-how covering an assay that has been used to determine the AR-V7 status of prostate cancer patients for use with galeterone and announced a collaboration with Qiagen to develop a non-invasive AR-V7 companion diagnostic for use with galeterone. Qiagen initiated development of the AR-V7 assay as a companion diagnostic in October 2014 and the Company expects the AR-V7 assay to be available for use for its planned ARMOR3-SV trial in the first half of 2015.

•	Expanded Board of Directors: During the first quarter of 2015, Tokai announced the appointment of Stephen Buckley, Jr. to its board of directors.

•	Reported Interim Results from Ongoing ARMOR2 Trial: At the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in November 2014, Tokai presented updated interim results from the ongoing Phase 2 ARMOR2 trial evaluating galeterone as a treatment for patients with castration-resistant prostate cancer (CRPC). Data demonstrating PSA50 reductions, time to PSA progression and duration of therapy suggests efficacy in patients with C-terminal loss, a segment of the population linked to poor responsiveness to hormonal agents commonly used to treat CRPC.

Financial Results

•	Cash and cash equivalents as of December 31, 2014 was $105.3 million compared to $31.8 million at December 31, 2013.

•	Research and development expenses were $3.8 million in the fourth quarter of 2014 compared to $4.3 million in the fourth quarter of 2013 and $14.6 million for the full year 2014 compared to $12.2 million for the full year 2013.

•	General and administrative expenses were $2.5 million in the fourth quarter of 2014 compared to $1.2 million in the fourth quarter of 2013 and $8.9 million for the full year 2014 compared to $3.5 million for the full year 2013.

•	Net Loss was $6.2 million for the fourth quarter of 2014 compared to $5.5 million for the fourth quarter of 2013 and $23.3 million for the full year 2014 compared to $15.8 million for the full year 2013.

About Tokai Pharmaceuticals

Tokai Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing novel therapies for prostate cancer and other hormonally driven diseases. The company’s lead drug candidate, galeterone, is a highly selective, multi-targeted, oral small molecule drug candidate being developed for the treatment of patients with castration-resistant prostate cancer. The company’s Androgen Receptor Degrading Agents drug discovery program is focused on the identification and evaluation of compounds that are designed to disrupt androgen receptor signaling through enhanced androgen receptor degradation and are targeted to patients with androgen receptor signaling diseases, including prostate cancer. For more information on the company and galeterone, please visit www.tokaipharma.com.

Forward-looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, intellectual property, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the Company’s cash resources will be sufficient to fund the Company’s continuing operations for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether galeterone will advance through the clinical trial process on the anticipated timeline, including whether ARMOR3-SV will be initiated when anticipated; whether a companion diagnostic can be developed successfully and on a timely basis; whether the results of ARMOR3-SV will warrant submission for regulatory approval of galeterone and whether such submission will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if galeterone obtains such approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 12, 2015. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 12, 2015.

TOKAI PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	3,804	4,349	14,577	12,201
General and administrative	2,457	1,200	8,885	3,548

Total operating expenses	6,261	5,549	23,462	15,749

Loss from operations	(6,261)	(5,549)	(23,462)	(15,749)
Other income	53	24	166	24

Net loss	(6,208)	(5,525)	(23,296)	(15,725)
Accretion of redeemable convertible preferred stock to redemption value	—	(15)	—	(94)

Net loss attributable to common stockholders	$(6,208)	$(5,540)	$(23,296)	$(15,819)

Basic and diluted net loss per share	$(0.28)	$(11.23)	$(3.60)	$(38.02)

Basic and diluted weighted average number of common shares outstanding	22,328,994	493,299	6,469,289	416,037

TOKAI PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,
	2014	2013
Cash and cash equivalents	$105,256	$31,753
Total assets	107,744	32,287
Working capital	103,268	29,969
Redeemable convertible preferred stock	—	85,345
Total stockholders’ equity (deficit)	103,501	(55,267)

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Investor Contact:

Lee Kalowski, Chief Financial Officer

Tokai Pharmaceuticals

(617) 225-4305

investors@tokaipharma.com

Media Contact:

Susan Heins

Pure Communications, Inc.

(864) 286-9597

sjheins@purecommunicationsinc.com